Execution Copy

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (the “Agreement”), entered into on November 8, 2007 and effective as of the Effective Date (as defined in Section 2(b)), is made by and between Hallmark Entertainment, LLC, a Delaware limited liability company which following its merger with HEI Acquisition, LLC shall be renamed RHI Entertainment, LLC (together with any successor thereto, the “Company”), and Robert Halmi, Jr. (the “Executive”).

RECITALS

A. Prior to the Effective Date, Executive has rendered services to the Company upon and subject to the terms, conditions and other provisions of that certain Employment Agreement between Executive and the Company dated as of January 12, 2006 (the “Prior Agreement”).

B. The Company desires to continue to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

C. The Executive desires to continue to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Certain Definitions

(a) “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(b) “Board” shall mean the Board of Directors of the Company.

(c) The Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (i) the Executive’s conviction of, or plea of nolo contendere to, any felony (or any other crime having a material adverse effect on the Company); (ii) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement; or (iii) the Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company.

(d) “Company” shall, except as otherwise provided by Section 6(h), have the meaning set forth in the preamble hereto.

(e) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated due to his Disability, the date determined pursuant to Section 4(a)(ii); or (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-(v) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(f) “Disability” shall mean the Executive’s incapacity due to reasonably documented physical or mental illness that shall have prevented the Executive from performing his duties for the Company on a full-time basis for more than six consecutive months.

(g) “Effective Date” shall have the meaning set forth in Section 2(b).

(h) “Executive” shall have the meaning set forth in the preamble hereto.

(i) The Executive shall have “Good Reason” to resign his employment during the period of two years which follows the occurrence (without the Executive’s prior written consent) of any of the following: (i) failure of the Company to make any material payment under this Agreement; (ii) the Company’s material breach of this Agreement; or (iii) relocation of the Company’s principal office from the New York metropolitan area; provided, however, that the Executive may not resign his employment for Good Reason unless: (A) the Executive has provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice must be provided within 90 days following the occurrence of the event(s) purported to constitute Good Reason); and (B) the Company has not remedied the alleged violation(s) within the 30-day period.

(j) “HEI” shall mean HEI Acquisition, LLC, a Delaware limited liability company.

(k) “LLC Agreement” shall have the meaning set forth in Section 21.

(l) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(m) “Section 409A” shall have the meaning set forth in Section 20.

(n) “Term” shall have the meaning set forth in Section 2(b).

2. Employment

(a) In General. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b) Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on January 12, 2006 (the “Effective Date”) and ending on the third anniversary thereof, unless earlier terminated as provided in Section 4. The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than 30 days prior to the expiration of the then-applicable Term.

(c) Position and Duties

(i) During the Term, the Executive: (i) shall serve as Chief Executive Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board, including, but not limited to, the authority to hire and terminate employees of the Company and its subsidiaries; provided, however, that the Executive acknowledges and agrees that he shall consult with the Board prior to hiring or terminating the employment of any Chief Financial Officer of the Company or Chief Operating Officer of the Company; (ii) shall report directly to the Board; (iii) shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Board from time to time.

(ii) As of the Effective Date, HEI and its affiliates shall cause the Executive to be appointed or elected to the Board. During the Term, the Board shall propose the Executive for re-election to the Board and HEI and its affiliates shall vote in favor of such re-election. In addition, the Executive shall also serve as a director of any of the Company’s subsidiaries and/or in one or more executive offices of any entities owned by the Company.

3. Compensation and Related Matters

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary (the “Annual Base Salary”) at a rate of $2,000,000 per annum, which amount shall be increased by 5% per annum on a cumulative basis on each anniversary of the Effective Date. The Annual Base Salary shall be payable in accordance with the customary payroll practices of the Company.

(b) Benefits. The Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect which are applicable to the senior officers of the Company.

(c) Vacation. During the Term, the Executive shall be entitled to not less than six weeks paid vacation in accordance with the Company’s applicable policies and procedures.

(d) Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures and consistent with past practices as applied to the Executive.

(e) Profits Interest Award. As of the Effective Date, the Executive shall be awarded profits interests and other rights with respect thereto of the Company pursuant to the terms and conditions described on Exhibit A hereto.

(f) Discretionary Bonuses. The Board, in its sole discretion, may award the Executive additional annual or other bonuses during the Term.

4. Termination. The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Circumstances

(i) Death. The Executive’s employment hereunder shall terminate upon his death.

(ii) Disability. If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the later of the 30th day after receipt of such notice by the Executive or the date specified in such notice, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(iii) Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv) Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v) Resignation with or without Good Reason. The Executive may resign his employment with or without Good Reason.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating (i) the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive (or, in the case of a termination described in Section 4(a)(ii), by the Company), shall be at least 30 days following the date of such notice (a “Notice of Termination”); provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs during the period beginning on the date of Company’s receipt of such Notice of Termination and ending on the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date within 180 days thereafter. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5.	Company Obligations Upon Termination of Employment

(a) In General. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid; any expenses owed to the Executive under Section 3(d); any accrued vacation pay owed to the Executive pursuant to Section 3(c); and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(b), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(b) Termination without Cause or due to Resignation with or without Good Reason. If the Executive’s employment shall be terminated by the Company without Cause or by the Executive due to his resignation with or without Good Reason, but not by reason of the Executive’s death, Disability, or termination by the Company for Cause, then, in addition to the payments described in Section 5(a), beginning with the first payroll period following the 30th day following the Date of Termination, the Company shall:

(i) Continue to pay to the Executive, in accordance with the Company’s regular payroll practice following the Date of Termination, the Executive’s Annual Base Salary until the earlier of (A) the second anniversary of the Date of Termination or (B) the date the Executive first violates any of the restrictive covenants set forth in Section 6, provided however, that the initial payment shall include Base Salary amounts for all payroll periods from the Date of Termination through the date of such initial payment; and

(ii) Continue coverage for the Executive and any eligible dependents under all Company group health benefit plans in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination, to the extent permitted thereunder and subject to any cost-sharing or similar provisions in effect thereunder as of the Date of Termination, until earlier of (A) the second anniversary of the Date of Termination or (B) the date the Executive first violates any of the restrictive covenants set forth in Section 6. As of the date that the Executive ceases to receive coverage under any group health plan pursuant to this Section 5(b)(ii), the Executive shall be eligible to elect to receive “COBRA” continuation coverage to the extent permitted by Section 601 et seq. of the Executive Retirement Income Security Act of 1974, as amended. If such benefits cannot be provided under the Company’s group health benefit plans, such benefits will be provided on an individual basis to the Executive such that his after-tax costs will be no greater than the costs for such benefits under the Company’s plans.

(c) Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(b) unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations and unless, on or prior to the 30th day following the Date of Termination (A) the Executive executes a waiver and release of claims agreement in the Company’s customary form and (B) such waiver and release of claims agreement shall not have been revoked by the Executive prior to such 30th day; and (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section

409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 5(c)(ii) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein; (iii) for purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 5(b) shall be treated as a right to receive a series of separate and distinct payments; and (iv) the reimbursement of any expense under Sections 3(b) or 5(b) shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(d) Termination due to Death or Disability. If the Executive’s employment with the Company is terminated by reason of his death or Disability, then the Executive or, as applicable, his estate or other legal representative, shall be entitled to receive the amounts described in Section 5(a), including any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements described in Section 3(b) (including without limitation any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

6. Restrictive Covenants.

(a) Confidentiality. The Executive agrees that he will not during the Term or thereafter divulge to anyone (other than the Company or any persons designated by the Company) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as ideas, proposals, plans, scripts, treatments and formats described in Section 6(b) below. The Executive further agrees that he will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of the Executive’s duties hereunder) without the prior written consent of the Company. This provision does not apply to information which becomes available publicly without the fault of the Executive or information which the Executive is required to disclose in legal proceedings, provided the Executive gives advance notice to the Chairman of the Board and an opportunity to for the Company to resist such disclosure.

(b) Intellectual Property. During the Term, the Executive will disclose to the Company all ideas, proposals, plans, scripts, treatments, and formats invented or developed by the Executive which relate directly or indirectly to the business of the Company or any of its subsidiaries or affiliates including, without limitation, any ideas, proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. The Executive agrees that all such ideas, proposals, plans, scripts, treatments, and formats are and will be the property of the Company. The Executive further agrees, at the Company’s request, to do whatever is necessary or desirable to secure for the Company the rights to said ideas, proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to the Company.

(c) Name and Likeness. The Company shall have the right in perpetuity to use the Executive’s name, image, and likeness in connection with credits, advertising and publicity for product for which the Executive performs any development and/or production services, and during the Term otherwise in connection with the Company and its business.

(d) Competitive Business Restrictions. During the Term, the Executive shall not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which would or might interfere with any of his duties or obligations hereunder or which is competitive with or similar to the business of the Company or any of its subsidiaries or affiliates, including but not limited to any business related to the production, distribution or other exploitation of made for television movies or miniseries or the ownership, management, production, distribution or any other exploitation of any other audiovisual or theatrical materials. Notwithstanding the foregoing, the Executive shall have the right to own up to five percent (5%) of the shares of any publicly traded company in the entertainment business.

(e) Non-Solicitation. The Executive further agrees that during the Term and for a period of two years thereafter, the Executive will not employ or attempt to employ or assist anyone else to employ any person who is, as of the Date of Termination, working as an officer, policymaker or in creative development (including without limitation executive employees) for or rendering services as such to the Company (e.g., this prohibition does not apply to anyone who is a short term employee engaged by the Company specifically to work on the development or production of a particular motion picture, television or other audiovisual property).

(f) Non-Compete. In consideration of: (i) the Company’s agreements herein, (ii) the acquisition for value by HEI of substantially all of the outstanding Membership Interests of the Company, which acquisition constitutes an acquisition of, among other things, the good will of the business of the Company, said good will having resulted almost entirely from the efforts of the Executive and his father and being dependent upon the continuance of such efforts, and the Executive agrees, in addition to any other obligation imposed by this Section 6, that he will not, during the period beginning on the Date of Termination and ending on the second anniversary thereof (the “Non-Compete Period”), engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which is competitive with or similar to any business of the Company (e.g. any business related to the production, distribution or other exploitation of made for television movies or miniseries or any other business then material to the Company) or any potential business which as of the Date of Termination has been submitted to the Board for consideration and is under active consideration by the Board (any such business or endeavor, a “Competitive Business”), anywhere in the world. (For the avoidance of doubt, the parties acknowledge and agree that any potential business of the Company that is under active consideration by the Board as of the Date of Termination but with respect to which the Board elects to suspend or postpone further consideration at any time after the Date of Termination shall not be considered a Competitive Business. In order to effectuate the forgoing, the Board shall notify the Executive of any election to suspend or postpone further consideration of any potential business in accordance with the notice provisions set forth in Section 10.) Notwithstanding the foregoing, at any time during the Non-Compete Period the Executive may request in writing to the Board that the Board consent to the Executive’s direct or indirect engagement in, ownership of equity interest in, or management or operation of (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business which derives less than 10% of its aggregate annual revenues from the production, distribution or other exploitation of made for television movies or miniseries, which request the Board shall consider in good faith based upon the Board’s determination of the potential impact of the Executive’s involvement in such Competitive Business on the Company and its stockholders. The Executive specifically acknowledges that he is a founder, creator and builder of the business of the Company; that he is of special, unique and extraordinary value to the Company because of, inter alia, his personal relationships with performers, producers, writers, directors, creative sources, and distributors; that if he were to leave the Company and compete with it, the Company’s value would be materially diminished; that HEI which acquired substantially all of the outstanding Membership Interests of the Company in reliance on the good will of the business arising from the performance by the Executive of his obligations hereunder would lose the benefit of that transaction; that HEI would not have made such acquisition of substantially all of the outstanding Membership Interests of the Company in the absence of this Agreement; that as a key executive of the Company, he has access to all confidential information, trade secrets, and the like, of the Company; that he has independent means of supporting himself and his family; and that in view of the foregoing, the restrictions imposed by this Section 6(f) are reasonably necessary to protect the Company against unfair competition by the Executive and are not unduly burdensome to the Executive. In addition, notwithstanding any provision of Section 6(d) or 6(f) to the contrary, the restrictions on the Executive under Section 6(d) and/or 6(f) shall terminate upon the 60th day following the Company’s filing for relief under Chapter 7 of the United States Bankruptcy Code (provided that such Chapter 7 case is not converted into a Chapter 11 case under the United States Bankruptcy Code within the 60 day period following the Company’s Chapter 7 filing). The parties acknowledge and agree that if the Chapter 7 case described in the preceding sentence is timely converted into a Chapter 11 case but the Company is nevertheless liquidated rather than reorganized, then the restrictions on the Executive under Section 6(d) and/or 6(f) shall terminate upon the effective date of a liquidating plan of reorganization under Chapter 11. For the avoidance of doubt, in no event shall the Company’s filing for relief under Chapter 7 of the United States Bankruptcy Code (whether or not converted into a Chapter 11 case) cause the Non-Compete Period to extend beyond the second anniversary of the Date of Termination.

(g) Non-Disparagement. The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, at any time.

(h) Interpretation. In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. As used in this Section 6, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries or affiliates.

7. Injunctive Relief. The Executive recognizes and acknowledges that a breach of the covenants contained in Section 6 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

8. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity which is a successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

9. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.

10. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party shall have specified by notice in writing to the other party):

(a)       If to the Company:

Hallmark Entertainment, LLC

1325 Avenue of the Americas

New York, NY 10019

Attn: General Counsel

Fax Number: (212) 977-3917

with a copy to:

HEI Acquisition, LLC

c/o Kelso & Company

320 Park Avenue

New York, NY 10022

Attn: James Connors, General Counsel

Fax Number: (212) 751-3939

and a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4802

Attn: Bradd L. Williamson

Fax Number: (212) 751-4864

(b) If to the Executive, at the address set forth on the signature page hereto.

with a copy to:

Frankfurt Kurnit Klein & Selz PC

488 Madison Avenue

New York, NY 10022

Attn: Thomas D. Selz

Fax Number: (347) 438-2115

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall supersede all undertakings or agreements, whether written or oral, previously entered into by the Executive and the Company or any predecessor thereto or affiliate thereof (including without limitation the Prior Agreement and that certain Employment Agreement between RHI Entertainment, Inc. and the Executive dated as of April 26, 1994, as amended) with respect to the employment of the Executive by the Company. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

13. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chairman of the Board (or his delegate). By an instrument in writing similarly executed, the Executive or the Chairman of the Board (or his delegate) may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

14. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

15. Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “or” is used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

16. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

18. Employee Acknowledgement. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

19. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

20. Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

21. Relationship with LLC Agreement.

(a) Restricted Covenants. The provisions of Section 6 of this Agreement (including without limitation the defined terms used therein) represent the entire understanding of the parties with respect to the subject matter set forth in Section 6. For the avoidance of doubt, the parties acknowledge and agree that the provisions of Section 6 shall supersede any similar provisions contained in that certain Amended and Restated Limited Liability Company Agreement of HEI Acquisition, LLC (the “LLC Agreement”) with respect to the subject matter of Section 6.

(b) Forfeiture. For the avoidance of doubt, the parties acknowledge and agree that the forfeiture provisions governing the “Value Units” set forth in Exhibit A to this Agreement shall supersede Section 8.2 of the LLC Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Peter von Gal
Its:	Chief Operating Officer

EXECUTIVE

By:	/s/ Robert Halmi, Jr.
Robert Halmi, Jr.

Residence Address:

Exhibit A

[Profits Interest Award]